Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES E CONVERTIBLE PREFERRED STOCK

OF

CAPRIUS, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

Caprius, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Company by Article Fourth of the Certificate of Incorporation of the Company, the following resolutions were adopted on February 23, 2007 by the Board of Directors of the Company pursuant to Section 151 of the Delaware General Corporation Law:

“RESOLVED that, pursuant to authority vested in the Board of Directors of the Company by Article Fourth of the Company’s Certificate of Incorporation, out of the total authorized number of 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), there shall be designated a series of 10,000 shares which shall be issued in and constitute a single series to be known as “Series E Convertible Preferred Stock” (hereinafter called the “Series E Preferred Stock”). The shares of Series E Preferred Stock having the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

1. Certain Definitions.

As used in this Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock of Caprius, Inc. (the “Certification of Designations”), the following terms shall have the respective meanings set forth below:

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X)

thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the 1934 Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 40% of the voting securities of the Company (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), or (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one year period of more than one-half of the members of the Company’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

“Common Stock” means the common stock, $0.01 par value per share, of the Company, including the stock into which the Series E Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Conversion Price” means $0.40, subject to adjustment as provided herein.

“Equity Conditions” means, during the period in question, (i) the Company shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Conversion Notices of the Holder on or prior to the dates so requested or required, if any, (ii) the Company shall have paid all liquidated damages and other amounts owing to the Holder in respect of the Preferred Stock, (iii) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iv) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed for trading on such Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares of Common Stock issuable pursuant to the Transaction Documents, (vi) there is no existing Triggering Event or no existing event which, with the passage of time or the giving of notice, would constitute a Triggering Event, (viii) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated and (ix) no Holder is in possession of any information furnished by the Company to such Holder that constitutes, or may constitute, material non-public information.

“Excluded Stock” means (A) capital stock, Options (as defined in Section 4.7(1)) or Convertible Securities (as defined in Section 4.7(1)) issued to employees, officers, directors or consultants; provided that in no event shall such issuance to consultants exceed 100,000 shares (subject to adjustment for stock splits, stock dividends and recapitalizations in any 12 month period) of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose subsequent to the date hereof, (B) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities issued prior to the date hereof, provided that such securities have not been amended since the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof, (C) securities issued pursuant to a Purchase Agreement dated as of February 27, 2007, among the Company and the Investors named therein (the “Purchase Agreement”), and securities issued upon the exercise of those securities, and (D) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, and operating company in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Holder” or “Holders” means the holder or holders of the Series E Preferred Stock.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Company other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Permitted Indebtedness” means (a) indebtedness for borrowed money existing on the Original Issue Date, (b) indebtedness for borrowed money of up to $500,000 in aggregate principal amount and (c) lease obligations and purchase money indebtedness of up to $250,000 in the first six (6) months after the initial issuance of the Series E Preferred Stock and $500,000 thereafter, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets.

“Permitted Lien” means the individual and collective reference to the following: (a) liens for taxes, assessments and other governmental charges or levies not yet due or liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; (b) liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ liens, statutory landlords’ liens, and other similar liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such lien and (c) liens incurred in connection with Permitted Indebtedness under clause (b) thereunder, provided that such liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased.

“Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or governmental or quasi-governmental entity.

“Registration Rights Agreement” means the agreement entered into among the Company and the initial holders of the Series E Preferred Stock as part of the Purchase Agreement for the registration of the Common Stock specified therein.

“Series B Preferred Stock” means the Company’s Series B Convertible Redeemable Preferred Stock, par value $0.01 per share.

“Series D Preferred Stock” means the Company’s Series D Convertible Preferred Stock, par value $0.01 per share.

“Series E Stated Value” means $250.00.

“Subsidiary” means any corporation, association or other business entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company; or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Trading Day” means a day on which the Common Stock is traded or quoted on the OTC Bulletin Board, or any other Trading Market.

“Trading Market” means a United States national securities exchange, the NASDAQ Capital Market, Inc. or the OTC Bulletin Board, or any successor market.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2. Dividends.

2.1 Declaration. From the date hereto through September 30, 2007, dividends on the Series E Preferred Stock shall be declared and paid from time to time as determined by the Company’s Board of Directors, in its sole discretion, out of funds legally available therefor, provided that an equivalent dividend shall be declared and paid on the outstanding shares of Series B Preferred Stock and Series D Preferred Stock. Commencing October 1, 2007 (the “Dividend Commencement Date”), the holders of the Series E Preferred Stock shall be entitled to receive dividends in cash out of funds legally available for such purpose at a per share rate equal to $13.50 per annum, cumulative from the Dividend Commencement Date, payable in semi-annually installments on the last day in March and September in each year. Dividends on outstanding shares of Series E Preferred Stock shall accrue and be cumulative from the Dividend Commencement Date, whether or not there shall be surplus or net profits of the Company legally available for the payment of such dividends, and shall be paid when and as declared by the Board of Directors or as provided herein.

2.2 Priority. The Company shall not declare, pay or set aside any dividends or distributions on shares of Common Stock (other than dividends payable solely in shares of Common Stock) or any other class or series of stock (including the Series B Preferred Stock and the Series D Preferred Stock) the dividends on which are calculated with respect to dividends paid on shares of Common Stock, unless the holders of Series E Preferred Stock first receive, or simultaneously receive, a dividend or distribution on each outstanding share of Series E Preferred Stock equal to the product of (i) the per share dividend or distribution to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of shares of Common Stock into which such share of Series E Preferred Stock is then convertible, together with all amounts accrued and unpaid for dividends on the Series E Preferred Stock subsequent to the Dividend Commencement Date. Dividends on the Series E Preferred Stock shall rank pari passu with dividends on the Series D Preferred Stock.

3. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series E Preferred Stock shall be entitled, prior and in preference to any distribution to the holders of the Common Stock or any other class or series of Junior Securities, but simultaneously and pari passu with any payment to the holders of the Series B Preferred Stock, the holders of the Series D Preferred Stock and the holders of any other class or series of capital stock ranking on a parity with the Series E Preferred Stock of their respective liquidation preferences, to be paid an amount per share equal to the Series E Stated Value plus any accrued and unpaid dividends on the Series E Preferred Stock subsequent to the Dividend Commencement Date (the “Liquidation Preference”). If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of the Series E Preferred Stock and any class or series of capital stock ranking on a parity with the Series E Preferred Stock as to such distributions shall be insufficient to permit payment to the holders of the Series E Preferred Stock and any such class or series of capital stock of their respective liquidation amount, then the entire assets of the Company to be distributed shall be distributed pro rata to the holders of Series E Preferred Stock and the holders of such class or series of capital stock ranking on a parity with the Series E Preferred Stock as to such distributions according to the preferential amounts due thereon. Neither the consolidation nor merger of the Company into or with any other entity or entities nor the consolidation or merger of any entity or entities into the Company shall be deemed to be a liquidation within the meaning of this Section 3, but the sale, lease or conveyance of all or substantially all the Company’s assets shall be deemed a liquidation within the meaning of this Section 3.

4. Conversion.

4.1 Optional Conversion. Each share of Series E Preferred Stock then outstanding shall be convertible, at the option of the holder thereof, without payment of any additional consideration, into Common Stock, at any time and from time to time, commencing on the date of initial issuance by the Company, at the rate (the “Conversion Rate”) of 625 shares of Common Stock for each one (1) share of Series E Preferred Stock, subject to adjustment as provided in this Section 4. Each holder of Series E Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice to the Company, by mail or fax to the Company’s then principal office, of a written notice of conversion (“Conversion Notice”). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers by facsimile such Conversion Notice to the Company (the “Conversion Date”). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice to the Company is deemed delivered hereunder. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error. To effect conversions, as the case may be, of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Company unless all of the shares of Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

4.2 Mandatory Conversion. Notwithstanding anything herein to the contrary, if after the Effective Date (i) the closing bid price on the Trading Market for each of 15 Trading Days in any 20 consecutive Trading Day period, provided such 15 Trading Days includes each of the last 5 Trading Days in such period, which 20 consecutive Trading Day period shall have commenced only after the Effective Date (“Threshold Period”), exceeds $0.80 and (ii) the average daily volume for any Threshold Period exceeds 30,000 shares of Common Stock per Trading Day, the Company may, within two (2) Trading Days after the end of any such Threshold Period, deliver a written notice to all Holders of the Preferred Stock (a “Mandatory Conversion Notice” and the date such notice is delivered to the Holders, the “Mandatory Conversion Notice Date”) to cause each Holder to convert all or part of such Holder’s Preferred Stock (as specified in such Mandatory Conversion Notice) plus all accrued but unpaid dividends thereon and all liquidated damages and other amounts due in respect of the Preferred Stock pursuant to this Section 4.2, it being agreed that the “Conversion Date” for purposes of this Section 4.2 shall be deemed to occur on the third Trading Day following the Mandatory Conversion Notice Date (such third Trading Day, the “Mandatory Conversion Date”). The Company may not deliver a Mandatory Conversion Notice, and any Mandatory Conversion Notice delivered by the Company shall not be effective, unless all of the Equity Conditions have been met on each Trading Day occurring during the applicable Threshold Period through and including the later of the Mandatory Conversion Date and the Trading Day after the date that the Conversion Shares issuable pursuant to such conversion are actually delivered to the Holder pursuant to the Mandatory Conversion Notice. Any Mandatory Conversion Notices shall be applied ratably to all of the Holders based on each Holder’s initial purchases of Preferred Stock hereunder, provided that any voluntary conversions by a Holder shall be applied against such Holder’s pro-rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Preferred Stock are forcibly converted.

4.3 Issuance of Certificates; Time Conversion Effected. Within three (3) Business Days after the Conversion Date or Mandatory Conversion Date, as applicable (the “Share Delivery Date”), the Company shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names (with address and tax identification number) as such Holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series E Preferred Stock. The Company shall pay to a Holder, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Series E Stated Value of Series E Preferred Stock such Holder is converting, $15 per business day for each Business Day after three (3) Business Days following the Share Delivery Date until such certificate is delivered, provided, however, that the certificate for the shares of Common Stock is to be registered in the name of the Holder of the Series E Preferred Stock being converted or in “street name.” Nothing herein shall limit the Holder’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Shares of Common Stock, and the Holder shall have the right to pursue all remedies available to the Holder at law or in equity including, without limitation, a decree or specific performance and/or injunctive relief. Upon the Mandatory Conversion Date, the rights of the Holder of the shares of Series E Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the Holder or Holders of record of the shares represented thereby.

4.4 [Reserved]

4.5 Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Company fails to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 4.3, and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount by which (x) the Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4.3. For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

4.6 Fractional Shares; Dividends. No fractional shares shall be issued upon conversion of the Series E Preferred Stock into Common Stock. In the event a fractional share of Common Stock would be issued on conversion, the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.

4.7 Adjustment of Conversion Price. If the Company or any subsidiary thereof, at any time while this Preferred Stock is outstanding, sells or grants any option to purchase or sells or grants any right to reprice its securities, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced by multiplying the Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock and Common Stock Equivalents which the aggregate consideration received or receivable by the Company in connection with such Dilutive Issuance would purchase at the then effective Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock and Common Stock Equivalents so issued or issuable in connection with the Dilutive Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section in respect of an Excluded Stock. The Company shall notify the Holder in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 4.7, upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

Upon each reduction in the Conversion Price, the Conversion Rate shall be adjusted to equal the product of (I) the then Conversion Rate multiplied by (II) a fraction,

the numerator of which shall be the Conversion Price in effect immediately prior to such reduction and the denominator of which shall be the Conversion Price after giving effect to such reduction.

For purposes of this Subsection 4.7, the following Paragraphs 4.7(1) to 4.7(8) shall also be applicable:

4.7(1) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in Subsection 4.7(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

4.7(2) Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that (a) except as otherwise provided in Subsection 4.7(3), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of Subsection 4.7.

4.7(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Subsection 4.7(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Subsections 4.7(l) or 4.7(2), or the rate at which Convertible Securities referred to in Subsections 4.7(l) or 4.7(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this Subsection 4.7 or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this Subsection 4.7 (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Conversion Price then in effect hereunder shall forthwith be changed to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

4.7(4) Stock Dividends. Subject to the provisions of this Subsection 4.7(4), in case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

4.7(5) Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or shall declare or pay a dividend on its outstanding shares of Common Stock payable in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

4.7(6) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, before deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes option pricing model or another method mutually agreed to by the Company and the holder). The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the holder as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Company and the holder are unable to agree upon the fair market value of the Additional Rights, the Company and the holder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the holder.

4.7(7) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

4.7(8) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this Section 4.7.

4.8 Stock Splits and Dividends. If the Company shall, at any time or from time to time while the Series E Preferred Stock is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the Conversion Price in effect immediately prior to the date upon which such change shall become effective shall be adjusted by the Company so that the holder thereafter converting its shares of Series E Preferred Stock shall be entitled to receive the number of shares of Common Stock or other capital stock which the such holder would have received if the shares of Series E Preferred Stock had been converted immediately prior to such event. Such adjustments shall be made successively whenever any event listed above shall occur.

4.9 Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Company shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock but not holders of Series E Preferred Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each holder of a share or shares of Series E Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the conversion of such share or shares of the Series E Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such reorganization or reclassification, of the Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification if the value so reflected is less than the Conversion Price in effect immediately prior to such reorganization or reclassification). In the event of a merger or consolidation of the Company as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of the Common Stock of the Company outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company.

4.10 Distributions. In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 4.8), or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price (as defined below) per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar exchange or association, the closing sale price of one share of Common Stock on the Bulletin Board or such other exchange or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on the Bulletin Board or such other exchange or association, the fair market value of one share of Common Stock as of the Valuation Date, shall be determined in good faith by the Board of Directors of the Company and the holders of at least a majority of the outstanding Series E Preferred Stock. If the Common Stock is not then listed on a national securities exchange, the Bulletin Board or such other exchange or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by a holder of Series E Preferred Stock prior to the exercise hereunder as to the fair market value of a share of Common Stock as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the holders of at least a majority of the outstanding Series E Preferred Stock are unable to agree upon the fair market value in respect of foregoing clause (c) hereof, the Company and the holders of at least a majority of the outstanding Series E Preferred Stock shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne equally by the Company and such holders. Such adjustment shall be made successively whenever such a payment date is fixed.

4.11 Effective Date of Adjustment. An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

4.12 Amount of Adjustment. All calculations under this Section 4 shall be made to the nearest one-tenth (1/10) of a cent or to the nearest one-tenth (1/10) of a share, as the case may be.

4.13 Subsequent Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 4, holders of Series E Preferred Stock shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon the conversion of the Series E Preferred Stock shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Conversion Shares contained herein.

4.14 Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case the Company shall give written notice thereof by first class mail, postage prepaid, addressed to each Holder of shares of Series E Preferred Stock at the address of such Holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.15 Other Notices. In case at any time:

(1) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with, or a sale of all or substantially all its assets to, another corporation; or

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series E Preferred Stock at the address of such holder as shown on the books of the Company, (a) at least fifteen (15) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least fifteen (15) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

4.16 Stock to be Reserved.

(a) The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series E Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series E Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Company will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed. The Company will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the Series E Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Company’s Certificate of Incorporation.

(b) The Company will at all times reserve and keep available out of its authorized Series E Preferred Stock such number of shares of Series E Preferred Stock as is equal to the number of shares of Series E Preferred Stock then outstanding. All shares of Series E Preferred Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes).

4.17 No Reissuance of Series E Preferred Stock. Shares of Series E Preferred Stock that are converted into shares of Common Stock as provided herein shall cease to be outstanding and shall be retired and may not be reissued as Series E Preferred Stock but may be reissued as all or part of another series of Preferred Stock.

4.18 Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series E Preferred Stock shall be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Company shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series E Preferred Stock which is being converted.

4.19 Closing of Books. The Company will at no time close its transfer books against the transfer of any Series E Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series E Preferred Stock in any manner which interferes with the timely conversion of such Series E Preferred Stock; provided, however, nothing herein shall be construed to prevent the Company from setting record dates for the holders of its securities.

5. Voting. In addition to any class voting rights provided by law and this Certificate of Designation, the Holders of Series E Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote (including the election of directors). With respect to the voting rights of the Holders of the Series E Preferred Stock pursuant to the preceding sentence, each Holder of Series E Preferred Stock shall be entitled to one vote for each share of Common Stock that would be issuable to such Holder upon the conversion at the then Conversion Rate of all the shares of Series E Preferred Stock held by such Holder on the record date for the determination of shareholders entitled to vote.

6. Certain Restrictions. In addition to any other vote of the Holders of Series E Preferred Stock required by law or by the Certificate of Incorporation, without the prior consent of the Holders of at least 66% of the Series E Preferred Stock then outstanding, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series E Preferred Stock shall vote together as a class, the Company will not:

(a) authorize, create, designate, establish or issue (whether by merger or otherwise) (i) an increased number of shares of Series E Preferred Stock or (ii) any other class or series of capital stock ranking senior to the Series E Preferred Stock as to dividends or upon liquidation or reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to any such preference or priority of Series E Preferred Stock;

(b) amend, alter or repeal, whether by merger, consolidation or otherwise, the Certificate of Incorporation or By-laws of the Company or the Resolutions contained in this Certificate of Designations and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock, or which would increase the amount of authorized shares of the Series E Preferred Stock or of any other series of preferred stock ranking senior to the Series E Preferred Stock, with respect to the payment of dividends (whether or not such series of preferred stock is cumulative or noncumulative as to payment of dividends) or upon liquidation;

(c) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(d) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(e) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock Equivalents or Junior Securities, except for the Conversion Shares to the extent permitted or required under the Transaction Documents or as otherwise permitted by the Transaction Documents;

(f) enter into any agreement or understanding with respect to any of the foregoing; or

(g) pay cash dividends or distributions on Junior Securities of the Company.

7. No Redemption. The outstanding shares of Series E Preferred Stock shall not be redeemable at any time, either at the option of the Company or of the Holders thereof.

8. No Waiver. Except as otherwise modified or provided for herein, the Holders of Series E Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law.

9. No Impairment. The Company will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all time in good faith assist in the carrying out of all the provisions of this Article Fourth and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series E Preferred Stock against impairment.

10. No Preemptive Rights. No Holder of any shares of Series E Preferred Stock shall have any preemptive right to subscribe to any issue of the same or other capital stock of the Company.

11. Amendment; Waiver. Any term of the Series E Preferred Stock may be amended or waived (including the adjustment provisions included in Section 4.7 hereof) upon the written consent of the Company and the Holders of at least 66% of the Series E Preferred Stock then outstanding; provided, however, that the number of Conversion

Shares issuable hereunder and the Conversion Price may not be amended, and the right to convert the Series E Preferred Stock may not be altered or waived, without the written consent of the holders of all of the Series E Preferred Stock then outstanding.

12. Action By Holders. Any action or consent to be taken or given by the holders of the Series E Preferred Stock may be given either at a meeting of the Holders of the Series E Preferred Stock called and held for such purpose or by written consent.

IN WITNESS WHEREOF, the undersigned has executed Certificate of Designations, Preferences and Rights this 27th day of February, 2007.

        CAPRIUS, INC.

        By: /s/ Jonathan Joels
        Name: Jonathan Joels
        Title: Chief Financial Officer